Exhibit 10.26

AMENDED
TAX ALLOCATION AGREEMENT

This Agreement is entered into this 1st day of January, 1998, by and among AmCOMP Incorporated (“Parent”), and AmCOMP Preferred Insurance Company, AmCOMP Assurance Corporation, Pinnacle Administrative Company and Pinnacle Benefits, Inc. (collectively referred to as “Subsidiaries”).

RECITALS

A.                                   AmCOMP Incorporated is a Delaware corporation authorized to serve as a holding company for AmCOMP Preferred Insurance Company, AmCOMP Assurance Corporation, Pinnacle Administrative Company and Pinnacle Benefits, Inc.;

B.                                     AmCOMP Preferred Insurance Company, formerly Pinnacle Assurance Corporation, is a Florida corporation operating under a certificate of authority from the Florida Department of Insurance as a domestic stock insurance company;

C.                                     AmCOMP Assurance Corporation, formerly Thomas Jefferson Insurance Company, is a Florida corporation operating under a certificate of authority from the Florida Department of Insurance as a domestic stock insurance company;

D.                                    Pinnacle Administrative Company, formerly Florida Administrators, Inc., is a Florida corporation authorized to act as a management company;

E.                                      Pinnacle Benefits, Inc., formerly Compensation Benefits, Inc., is a Florida corporation authorized to act as a service company;

F.                                      AmCOMP Incorporated, AmCOMP Preferred Insurance Company, AmCOMP Assurance Corporation, Pinnacle Administrative Company and Pinnacle Benefits, Inc. are members of an affiliated group (“Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties will be filing their federal income tax returns on a consolidated basis, as required by Section 1502 of the Code and the regulations thereunder, and wish to provide in a written agreement a method for allocating among themselves the federal income tax liability of Group;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, which the parties hereby acknowledge as sufficient, the parties hereby agree as follows:

Section 1
Obligations of Subsidiaries

1.1           Separate Recording.  Subsidiaries shall record on their books tax calculations based upon separate return calculations where required.

1.2           Estimated Tax Payments.  On or before the prescribed due date for each estimated payment of federal income tax each Subsidiary shall compute the estimated payment that would be required to be made by that Subsidiary if it filed a separate return subject to the provisions of Section 3 hereof, and pay such amount to Parent or inform Parent in writing that no estimated payment is owed under this provision.

1.3           Taxes Due on Return.  On or before the prescribed due date (without extension) of the federal consolidated income tax return for Group, each Subsidiary shall compute the amount of federal income tax the Subsidiary would be required to pay for the immediately preceding fiscal year if the Subsidiary had filed a separate return, subject to the provisions of Section 3.2 hereof.  Each Subsidiary shall pay such amount to Parent, minus the amounts previously paid as estimated tax payments under Section 1.2 hereof, with respect to such fiscal year, or shall inform Parent in writing that no payment is owed by Subsidiary or that such Subsidiary has overpaid and that an amount is owed by Parent to each Subsidiary.

1.4           Documentation.  Each Subsidiary shall provide to Parent documentation supporting its computation of the amounts due under this Agreement.  In the event Parent disagrees with a Subsidiary’s computation, the parties shall make a good faith effort to resolve their differences within ninety (90) days after the documentation is provided to Parent.  In the event the parties cannot agree, they shall submit the issue to the certified public accounting firm then utilized by Parent for federal income tax matters for a final and binding determination, to be made within ninety (90) days after submission.

Section 2
Obligations of Parent

2.1           Generally.  Parent shall file in a consolidated form all federal tax returns required of itself and Subsidiaries.

2.2           Refunds to Subsidiaries.  In the event Parent owes an amount to Subsidiary pursuant to Section 1.3, Parent shall pay such amount to Subsidiary within a reasonable time after filing of the consolidated federal income tax return of Group, including proper extensions.  Such payment may be made, in Parent’s sole discretion, in the form of surplus notes or other notes, debt obligations or securities created or issued by Parent in favor of such Subsidiary.

2.3           Adjustments.  In the event of any adjustment of the tax liability shown on the consolidated federal income tax return of Group, by reason of an amended return, claim for refund, audit by the Internal Revenue Service or otherwise, the separate return tax liability of each Subsidiary under Section 1 shall be recomputed to give effect to any portion of such adjustment applicable to such Subsidiary as if it had been made a part of the original computation of tax liability hereunder.  Such recomputation and any adjusting payment required as a result shall be made within a reasonable time after final administrative or judicial determination of such adjustment.

Section 3
Computation of Amounts

3.1           Application of Federal Tax Laws.  In the computation of amounts to be paid under the foregoing sections, all applicable rules of the federal income tax law shall be applied as though each Subsidiary filed a separate return.

3.2           Benefit of Losses and Credits.  Each Subsidiary shall be entitled to utilize its net operating losses and tax credits (including carrybacks) to the same extent and in the same manner as it would if it had filed a separate tax return.

3.3           Consistent Application.  The applicable rules of the federal income tax law, including the Internal Revenue Code and any applicable IRS Regulations or decisions, as well as the provisions of paragraph 3.2 above, shall be applied on a consistent basis from one period to the next.  If a Subsidiary wishes to change the basis on which it applies any applicable rule of federal income tax law such change must be approved by the Parent before it is implemented, with any appropriate adjustments required by Parent.

Section 4
Separate Returns

In the event any Subsidiary is entitled or required under the Internal Revenue Code or applicable IRS Regulations to file an amended income tax return for any prior year in which it filed a return separately from Group, any refund or additional tax liability shown on such separate return shall be paid directly to or by the corporation filing the return.

Section 5
Termination

5.1           Termination of Affiliated Group.  This Agreement shall cease to apply to all tax years beginning on or after the date the parties cease to be members of the same affiliated group filing a consolidated federal income tax return.

5.2           Other Circumstances.  This Agreement shall not be terminated under any other circumstances except pursuant to the written agreement of the parties.

Section 6
Miscellaneous

6.1           Entire Agreement.  This Agreement contains the entire agreement of the parties and may not be modified or amended except by an agreement in writing signed by the parties.

6.2           Succession and Assignability.  The rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

6.3           Amendment.  This Agreement may be amended upon written approval of all of the parties hereto.

6.4           Severability.  If any term, provision or condition contained in this Agreement shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term, provision and condition of this Agreement not affected shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AmCOMP Incorporated		AmCOMP Preferred Insurance Company

	/s/ Don Johnson		/s/ Don Johnson
By:	Don Johnson	By:	Don Johnson
	Chief Financial Officer		Chief Financial Officer

Pinnacle Administrative Company		AmCOMP Assurance Corporation

	/s/ Don Johnson		/s/ Don Johnson
By:	Don Johnson	By:	Don Johnson
	Chief Financial Officer		Chief Financial Officer

Pinnacle Benefits, Inc.

/s/ Don Johnson
By:	Don Johnson
Chief Financial Officer